                                                                   EXHIBIT 11.1
               U.S. LONG DISTANCE CORP. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                              (UNAUDITED)

                                               FOR THE YEAR ENDED SEPTEMBER 30,
                                               --------------------------------
                                               1996          1995         1994
                                             --------      -------      -------
Primary Earnings:
  Net loss from continuing operations .......$(13,754)     $(2,083)     $(2,475)
  Net income from discontinued operations....  15,161       14,118        8,565
                                             --------      -------      -------
  Net income applicable to common stock......$  1,407      $12,035      $ 6,090
                                             --------      -------      -------
                                             --------      -------      -------
 Shares:
  Weighted average number of shares of common
   stock outstanding.........................  14,607       13,322       12,602
  Weighted average common share equivalents
   applicable to stock options and warrants..     791        1,265        1,467
                                             --------      -------      -------
  Weighted average shares used for
   computation...............................  15,398       14,587       14,069
                                             --------      -------      -------
                                             --------      -------      -------
 Primary earnings per common share:
  Net loss from continuing operations........$  (0.89)     $ (0.14)     $ (0.18)
  Income from discontinued operations........    0.98         0.97         0.61
                                             --------      -------      -------
  Net income applicable to common stock......$   0.09      $  0.83      $  0.43
                                             --------      -------      -------
                                             --------      -------      -------
Fully Diluted
 Earnings:
  Net loss from continuing operations........$(13,754)     $(2,083)     $(2,475)
  Net income from discontinued operations....  15,161       14,118        8,565
                                             --------      -------      -------
  Net income applicable to common stock......$  1,407      $12,035      $ 6,090
                                             --------      -------      -------
                                             --------      -------      -------
 Shares:
  Weighted average number of shares of common
   stock outstanding.........................  14,607       13,322       12,602
  Weighted average common share equivalents
   applicable to stock options and warrants..     866        1,295        1,474
                                             --------      -------      -------
  Weighted average shares used for
   computation...............................  15,473       14,617       14,076
                                             --------      -------      -------
                                             --------      -------      -------
 Fully diluted earnings per common share:
  Net loss from continuing operations........$  (0.89)     $ (0.14)     $ (0.18)
  Net income from discontinued operations....    0.98         0.96         0.61
                                             --------      -------      -------
  Net income applicable to common stock......$   0.09 (a)  $  0.82 (a)  $  0.43 (a)
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(a) This calculation is submitted in accordance with Regulation S-K item
601(b)(11) although not required by   footnote 2 to paragraph 14 of APB
Opinion No. 15 because it results in dilution of less than 3%.